UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

EHOUSE GLOBAL, INC.
(Name of Registrant As Specified in Charter)

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EHOUSE GLOBAL, INC.

9974 Scripps Ranch Blvd. #182

San Diego, CA 92131

Dear Shareholders:

We are writing to advise you that our Board of Directors and shareholders holding a majority of our outstanding voting capital stock have approved: (i) an amendment to the articles of incorporation (the "Authorized Capital Amendment") to increase the total authorized capital from 2,500,000,000 shares of common stock, par value $0.001 to 5,000,000,000 shares of common stock (the "Increase in Authorized Capital"); and (ii) effectuate the reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 100 basis.

These actions were approved by written consent on November 6, 2014 by our Board of Directors and a majority of holders of our voting capital stock, in accordance with Nevada Revised Statutes. Our directors and majority of the shareholders of our outstanding capital stock, as of the record date of November 6, 2014, have approved the Name Change Amendment and the Reverse Stock Split as both were determined to be in the best interests of our Company and shareholders.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you. Pursuant to Rule 14(c)-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least ten (10) days after the date of this Information Statement has been mailed to our shareholders. This Information Statement is first mailed to you on or about November 16, 2014.

For the Board of Directors

By:	/s/ Scott Corlett
Name:	Scott Corlett
Title:	Chief Executive Officer

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 EHOUSE GLOBAL, INC.

9974 Scripps Ranch Blvd. #182

San Diego, CA 92131

INFORMATION STATEMENT REGARDING

ACTION TO BE TAKEN BY WRITTEN CONSENT OF

MAJORITY SHAREHOLDERS

IN LIEU OF A SPECIAL MEETING

PURSUANT TO SECTION 14(C) OF THE

SECURITIES EXCHANGE ACT OF 1934

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to all holders of the common stock of EHouse Global, Inc. (the "Company") as of November 6, 2014 in connection with the action taken by written consent of holders of a majority of the outstanding voting power of the Company to authorize, the Authorized Capital Amendment and the Reverse Stock Split.

"We," "us," "our," the “Registrant” and the "Company" refers to EHouse Global, Inc., a Nevada corporation.

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SUMMARY OF CORPORATE ACTIONS

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of EHouse Global, Inc., a Nevada corporation (the “Company”), in connection with our prior receipt of approval by written consents, in lieu of a special meeting, of the holders of a majority of our outstanding voting power authorizing the board of directors of the Company to: (i) amend the articles of incorporation to amend the articles of incorporation to increase the total authorized capital to 5,000,000,000 shares of common stock, par value $0.001 (the "Authorized Capital Amendment") and (ii) effectuate the reverse stock split (the “Reverse Split”) of the issued and outstanding shares of common stock on a 1 for 100 basis.

On November 6, 2014, the Company obtained the approval of the Authorized Capital Amendment and the Reverse Stock Split by written consent of Scott Corlett, the Company’s majority stockholder (the “Majority Stockholder”). The Majority Stockholder is the record owner of an aggregate 42,900,000 shares of common stock, 500,000 shares of Series A Preferred Stock (each share has voting rights equivalent to 500 shares of common stock) and 100,000 shares of Series B Preferred Stock (each share has voting rights equivalent to 1,000,000 shares of common stock).

The Authorized Capital Amendment and the Reverse Stock Split will be effectuated within ten (10) days after the mailing of this Information Statement and after the filing of: (i) the amended Articles of Incorporation with the Nevada Secretary of State with respect to the Increase in Authorized Capital and (ii) the certain documentation with FINRA regarding the Reverse Stock Split.

The date on which this Information Statement will be sent to stockholders will be on or about November 16, 2014 and is being furnished to all holders of the common stock of the Company on record as of November 6, 2014.

The Board of Directors, and persons owning a majority of the outstanding voting securities of the Company have unanimously adopted, ratified and approved the proposed actions by the Company's board of directors. No other votes are required or necessary.

The Quarterly Report on Form 10-Q for the quarters ended June 30, 2014 and March 31, 2014, the Annual Report on Form 10-K for fiscal year ended December 31, 2013 and the Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 filed by the Company during the past two years with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov  in the Edgar Archives. The Company is presently current in the filing of all reports required to be filed by it.

Only one Information Statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at (858) 459-0770. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to the Company's Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to affect the Authorized Capital Amendment and affect the Reverse Stock Split. The Company’s certificate of incorporation does not authorize cumulative voting. As of the record date, the Company had 1,195,840,583 voting shares of common stock issued and outstanding, 500,000 shares of Series A preferred stock issued and outstanding, and 100,000 shares of Series B preferred stock issued and outstanding. The Majority Stockholder of the shares of common stock is entitled to 42,900,000, which represents approximately 3.58% of the voting rights associated with the Company’s shares of common stock. Scott Corlett holds 100% of the shares of Series A preferred stock, which are entitled to 250,000,000 votes. Scott Corlett holds 100% of the shares of Series B preferred stock, which are entitled to 100,000,000,000 votes. The Majority Stockholder voted in favor of the Authorized Capital Amendment and the Reverse Stock Split described herein in a majority written consent, dated November 6, 2014.

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PROPOSAL I

AMENDMENT TO OUR ARTICLES OF INCORPORATION

TO INCREASE THE AUTHORIZED CAPITAL OF THE CORPORATION

On November 6, 2014, our Board of Directors and Majority Shareholder, believing it to be in the best interests of the Company and its shareholders, approved the amendment the Company's Articles to increase the authorized share capital of the Company to 5,000,000,000 shares of common stock with the same par value of $0.001 per share. The purpose of this proposed increase in authorized share capital is to make available additional shares of common stock for issuance for general corporate purposes, including those contemplated by various contractual agreements, the prospective business operations of the Company and subsequent financing activities, without the requirement of further action by the shareholders of the Company. The Board of Directors has considered potential uses of the additional authorized shares of common stock, which may include the seeking of additional equity financing through public or private offerings, establishing additional employee or director equity compensation plans or arrangements or for other general corporate purposes. Increasing the authorized number of shares of the common stock of the Company will provide the Company with greater flexibility and allow the issuance of additional shares of common stock in most cases without the expense or delay of seeking further approval from the shareholders. The Company is at all times investigating additional sources of financing which the Board of Directors believes will be in the Company's best interests and in the best interests of the shareholders of the Company.

The shares of common stock do not carry any pre-emptive rights. The adoption of the Amendment will not of itself cause any changes in the Company's capital accounts.

The increase in authorized share capital will not have any immediate effect on the rights of existing shareholders. However, the Board of Directors will have the authority to issue authorized shares of common stock without requiring future approval from the shareholders of such issuances, except as may be required by applicable law or exchange regulations. To the extent that additional authorized shares of common stock are issued in the future, they will decrease the existing shareholders' percentage equity ownership interests and, depending upon the price at which such shares of common stock are issued, could be dilutive to the existing shareholders. Any such issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock of the Company.

One of the effects of the increase in authorized share capital, if adopted, however, may be to enable the Board of Directors to render it more difficult to or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of present management. The Board of Directors would, unless prohibited by applicable law, have additional shares of common stock available to effect transactions (including private placements) in which the number of the Company's outstanding shares would be increased and would thereby dilute the interest of any party attempting to gain control of the Company. Such action, however, could discourage an acquisition of the Company which the shareholders of the Company might view as desirable.

The Authorized Capital Amendment will result in an increase in the number of authorized but unissued shares of the Company's common stock, it may be construed as having an anti-takeover effect. Although the Authorized Capital Amendment is not being undertaken for this purpose, in the future the board of directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board of directors in opposing a hostile takeover bid. Such use of the Company's common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the board of directors.

Effective Time of the Authorized Capital Amendment

We intend to file, as soon as practicable on or after the 10th day after this Information Statement is filed and sent to our shareholders, an amendment to our Articles of Incorporation effectuating the creation of the Authorized Capital Amendment with the Secretary of State of Nevada. The Authorized Capital Amendment to our Articles of Incorporation will become effective at the close of business on the date the Certificate of Amendment to the Articles of Incorporation is accepted for filing by the Secretary of State of Nevada. It is presently contemplated that such filing will be made approximately ten (10) days from the date that this Information Statement is sent to our shareholders. The text of the Certificate of Amendment to the Articles of Incorporation is subject to modification to include such changes as may be required by the Nevada Secretary of State to effectuate the Amendment.

No Appraisal Rights for the Amendment

Under Nevada law, the Company’s shareholders are not entitled to appraisal rights with respect to the Authorized Capital Amendment and the Company will not independently provide shareholders with any such right.

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BOARD OF DIRECTORS’

AND STOCKHOLDER APPROVAL

As our directors and holders of over a majority of our voting power signed a written consent in favor of the Amendment to the Articles of Incorporation and the Authorized Capital Amendment, we are authorized to file Articles of Amendment to the Articles of Incorporation with the Nevada Secretary of State. The Authorized Capital Amendment will be effective upon the filing of the Articles of Amendment with the Secretary of State of the State of Nevada, which is expected to occur as soon as reasonably practicable on or after the 10th day following the mailing of this Information Statement to stockholders.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

PROPOSAL II

GRANT AUTHORITY TO THE BOARD OF DIRECTORS

TO CONDUCT A ONE FOR ONE HUNDRED SHARE

REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK

Purpose: The Company's board of directors has unanimously adopted a resolution seeking shareholder approval to authorize the Board, to effectuate a reverse stock split upon receipt of all necessary regulatory approvals and the passage of all necessary waiting periods. The Reverse Split would reduce the number of outstanding shares of our common stock but have no effect on the number of outstanding shares of preferred stock. The board of directors had determined that it would be in the Company’s best interest to conduct a reverse split of its common stock on a 1 for 100 basis and has received the consent of holders of a majority of the voting power of the Company’s securities to authorize the board to conduct such a reverse split.

The Board of Directors has determined that it is in the Company’s best interests to affect the Reverse Split and has considered certain factors including, but not limited to, the following:

(i) current trading price of the Company’s shares of common stock on the OTCBB market and potential to increase the marketability and liquidity of the Company’s common stock;

(ii) possible reluctance of brokerage firms and institutional investors to recommend lower-priced stocks to their clients or to hold in their own portfolios;

(iii) desire to meet future requirements of per-share price and net tangible assets and shareholders’ equity relating to admission for trading on other markets;

(iv) posturing the Company and its structure in favorable position in order to effectively negotiate with potential acquisition candidates; and

(v) provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the Reverse Split is in the best interest of the Company and its shareholders. There can be no assurance, however, that the Reverse Split will have the desired benefits.

The Reverse Split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock, and the Reverse Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take 100 shares of the presently issued and outstanding common stock on the effective date of the amendment to the articles of incorporation that would carry out the Reverse Split and convert those shares into one share of the post-reverse stock split common stock. The conversion rate of all securities convertible into common stock other than the outstanding Preferred Stock would be proportionately adjusted.

The board of directors has indicated that fractional shares will not be issued. Instead, the Company will issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process. Each common shareholder will hold the same percentage of the outstanding common stock immediately following the Reverse Split as that shareholder did immediately prior to the Reverse Split, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor adjustment due to the additional shares that will need to be issued a result of the treatment of fractional shares.

Effects: The Reverse Split will be effected by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State’s office and will become effective upon such filing. The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the requisite approvals are received and the requisite waiting periods have passed. The Reverse Split will, however, reduce the number of issued and outstanding shares of common stock from 1,195,840,583 to approximately 11,958,406 shares. The Reverse Split will not have any effect on the stated par value of the common stock.

The effect of the Reverse Split upon existing shareholders of the common stock will be that the total number of shares of the Company's common stock held by each shareholder will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Reverse Split divided by 100, with an adjustment for any fractional shares. (Fractional shares will be rounded up into a whole share).

Upon effectuation of the Reverse Split, each common shareholder’s percentage ownership interest in the Company's common stock will remain virtually unchanged, subject to a reduction in voting power due to the increased voting power of the preferred stock and except for minor changes and adjustments that will result from rounding fractional shares into whole shares. The rights and privileges of the holders of shares of common stock of the Company will be substantially unaffected by the Reverse Split, except as described above in connection with the increase in relative voting power of the Series A and Series B preferred stock. All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Reverse Split automatically on the effective date of the Reverse Split. All shares, options, warrants or convertible securities that the Company has agreed to issue other than the Preferred Stock (or agrees to issue prior to the effective date of the Reverse Split), also will be appropriately adjusted for the Reverse Split, with the exception of the Preferred shares.

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The Reverse Split may also result in some shareholders holding “odd lots” of fewer than 100 shares of common stock. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As a result of the proposal to conduct a Reverse Split, the Company will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of shareholder value represented by the common stock being further diluted by additional share issuances. The proposed Reverse Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares. The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of the Company. The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued. After the Reverse Split, if the board would then issue the balance of the authorized shares, that action would have a material dilutive effect upon existing shareholders The board of directors has no immediate plans, understandings, agreements or commitments to issue additional shares of stock for any purpose. Although the Company has no other current financing plans or understandings, agreements or commitments for financing, if an opportunity should present itself, the Company may issue shares of common stock in connection with such a financing. The increased capital will provide the board of directors with the ability to issue additional shares of stock without further vote of the stockholders of the Company. The Company's stockholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company which means that current stockholders do not have a prior right to purchase any new issuance of capital stock of the Company in order to maintain their proportionate ownership of the Company's stock.

After the taking of any action to conduct or authorize the Reverse Split is filed there is not a requirement that shareholders obtain new or replacement share certificates. Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Reverse Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the Reverse Split.

Because the Reverse Split results in an increase in the number of authorized but unissued shares of our common stock, it may be construed as having an anti-takeover effect. Although the Reverse Split is not being undertaken for this purpose, in the future the board of directors could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the board of directors in opposing a hostile takeover bid. Such use of our common stock could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the board of directors.

No Appraisal Rights for the Amendment

Under Nevada law, the Company’s shareholders are not entitled to appraisal rights with respect to the Reverse Stock Split and the Company will not independently provide shareholders with any such right.

BOARD OF DIRECTORS’

AND STOCKHOLDER APPROVAL

As our directors and holders of over a majority of our voting power signed a written consent in favor of the Reverse Stock Split, the Reverse Stock Split will be effective upon the filing and declaration of effective date by FINRA.

The information contained in this Information Statement constitutes the only notice we will be providing stockholders.

VOTING SECURITIES OF THE COMPANY

As of November 6, 2014 (the "Record Date"), the Company had 1,195,840,583 shares of Common Stock issued and outstanding out of 2,500,000,000 authorized shares of Common Stock. As of the Record Date, the Company had 500,000 shares of Series A Preferred Stock issued and outstanding out and 100,000 shares of Series B Preferred Stock issued and outstanding out of 1,000,000 authorized shares of preferred stock

Holders of record of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock at the close of business on the Record Date were entitled to participate in the written consent of our shareholders. Each share Common Stock was entitled to one vote. Each share of Series A Preferred Stock was entitled to 500 votes and each share of Series B Preferred Stock was entitled to 1,000,000 votes.

MAJORITY STOCKHOLDER

As of November 6, 2014, there were 101,445,840,583 voting shares issued and outstanding, including all of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock. Pursuant to Section 78.320 of the Nevada Revised Statutes, at least a majority of the voting equity of the Company, or at least 50,722,920,292 votes, are required to approve the two Proposals by written consent. The Majority Stockholder, namely, Scott Corlett, holds in the aggregate 100,292,900,000 votes (and therefore having approximately 98.89% of the total voting power of all outstanding voting capital), has voted in favor of the two Proposals satisfying the requirement under Section 78.320 of the Nevada Revised Statutes that at least a majority of the voting equity vote in favor of a corporate action by written consent.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 6, 2014 for: (i) each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock; (ii) each of our named executive officers and directors; and (iii) all of our current named executive officers and directors as a group. Unless otherwise noted, we believe that each beneficial owner named in the table has sole voting and investment power with respect to the shares shown, subject to community property laws where applicable. An asterisk (*) denotes beneficial ownership of less than one percent.

Name and Address of Beneficial Owner	Common Stock		Preferred Stock		% of Total Voting Power (3)
	Number of Shares	% of Class (1)	Number of Shares	% of Class (2)
Directors and Officers
Scott Corlett	42,900,000	3.58%	600,000	100%	98.89%
Dace Corlett(4)	42,900,000	3.58%	600,000	100%	98.89%
Michael Murray	5,200,000	*	-	-	*
5% Shareholders
KBM Worldwide, Inc. 1 Linden Place, STE 207, Great Neck, NY 11021	108,435,294	9.06%	-	-	*

(1) Based on 1,195,840,583 shares of Common Stock issued and outstanding as of November 6, 2014.

(2) Based on 500,000 shares of Series A Preferred Stock issued and outstanding and 100,000 shares of Series B Preferred Stock issued and outstanding. Each share of Series A Preferred Stock has 500 votes and each share of Series B Preferred Stock has 1,000,000 votes.

(3) Percentage Total Voting Power represents total voting power for each beneficial owner with respect to all shares of our Common Stock, Series A Preferred Stock and Series B Preferred Stock beneficially owner as of November 6, 2014.

(4) Dace Corlett is the wife of Scott Corlett and is the beneficial owner of all shares owned by Scott Corlett.

* Less than 1%

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WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov .

INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our Quarterly Report on Form 10-Q for quarterly periods ended June 30, 2014, March 31, 2014 and June 30, 2014, our Annual Report on Form 10-K for fiscal year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2013, June 30, 2013 and March 31, 2013. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

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EHOUSE GLOBAL, INC.

9974 Scripps Ranch Blvd. #182

San Diego, CA 92131

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This Information Statement is for informational purposes only. Please read this information statement carefully.

Dated: November 6, 2014

By Order of the Board of Directors

/s/ Scott Corlett
Chief Executive Officer and Director

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